EXHIBIT 99.1

Press Release	Source: ISTA Pharmaceuticals, Inc.

ISTA Pharmaceuticals Prices Public Offering of Common Stock

Thursday January 20, 8:28 pm ET

Increases Offering Size to 5.5 Million Shares

IRVINE, Calif., Jan. 20 /PRNewswire-FirstCall/ -- ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA - News) announced today the pricing of its underwritten public offering of 5,500,000 shares of its common stock at $8.88 per share for total gross proceeds of approximately $49 million, before underwriting discounts and offering expenses. ISTA has granted an option to the underwriters to purchase up to an additional 825,000 shares of common stock to cover over-allotments, if any. All of the shares are being offered and sold by the company. The offering is expected to close on or about January 26, 2005.

Banc of America Securities LLC and Thomas Weisel Partners LLC will act as the joint book-running managers, and Lazard Freres & Co. LLC and C.E. Unterberg, Towbin, LLC will act as co-managers, for the offering. When available, a copy of the prospectus supplement relating to the offering may be obtained from Banc of America Securities LLC, 9 West 57th Street, New York, New York 10019 or Thomas Weisel Partners LLC, One Montgomery Street, Suite 3700, San Francisco, California 94104.

A shelf registration statement relating to these securities has been filed and declared effective by the Securities and Exchange Commission. The offering will be made pursuant to a prospectus supplement to the prospectus contained in the shelf registration statement, which prospectus supplement will be filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time that the prospectus supplement is final. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of any such State.

ABOUT ISTA

ISTA is a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved ophthalmic products. ISTA’s products and product candidates seek to address serious diseases and conditions of the eye such as dry eye, vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain and inflammation. Building on this pipeline, ISTA’s goal is to continue its growth as a specialty pharmaceutical company by acquiring complementary products, either already marketed or in late-stage development. For more information, please visit the company’s web site at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially from current expectations. For example, the closing of ISTA’s common stock offering is subject to the satisfaction of certain closing conditions contained in the underwriting agreement related to the offering. The offering may not be completed or the timing for its completion could vary based on the timing of the satisfaction of such closing conditions as well as risks and uncertainties related to changes in capital market conditions or in ISTA’s business prospects, results of operations or financial condition and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, respectively.